Exhibit 99.1

ATRM REPORTS THIRD QUARTER 2015

RESULTS AND OUTLOOK FOR FOURTH QUARTER

St. Paul, Minn (11/16/15)—ATRM Holdings, Inc. (OTCQX: ATRM) (“ATRM” or the “Company”) today reported financial results for its fiscal third quarter ended September 30, 2015 and its outlook for the fourth quarter.

Highlights:

●	Completed rights offering with net cash proceeds of approximately $3.0 million.

●	Reduced debt by approximately $1.2 million.

●	Restructured KBS management team to reduce costs and improve operating performance.

●	Expect fourth quarter 2015 sales to approximate $8 million.

Q3 2015 Summary:

KBS Builders, Inc. (“KBS”), the modular construction business acquired in April 2014, represents the Company’s continuing operations. Sales and other operating results related to the Company’s former test handler product line are included in results from discontinued operations in its consolidated statements of operations.

Net sales were $6.4 million for Q3 2015, compared to $10.3 million for Q3 2014. Sales of single family homes increased 53% to $5.8 million in Q3 2015 compared with $3.8 million in Q3 2014. Commercial sales decreased to $0.6 million in Q3 2015 compared with $6.5 million in Q3 2014. Commercial sales were significantly higher in Q3 2014 as we delivered modules from the large backlog of projects we assumed with the KBS acquisition. In addition, a commercial order for $1.3 million that was originally scheduled for delivery in the second quarter of 2015 has not yet been delivered, but is now expected to be delivered in the fourth quarter of 2015. All construction required by KBS on this project has been completed and revenues will be recognized when the product is delivered.

Commercial sales declined in 2015 as KBS continued to implement its strategy to improve profitability and reduce risk by eliminating the site-related work (electrical, plumbing, heating, air conditioning, etc.). The large backlog of commercial projects assumed at the time of the KBS acquisition in April 2014 included a significant amount of site work. During the second half of 2014 and throughout 2015, we have been working to complete these “legacy” projects while we implement our strategy to have our customers’ general contractors assume responsibility for future site-related work and have KBS focus on its core competency of building modular units. Commercial sales declined steadily after Q2 2014 during this strategic transition as KBS completed the legacy projects and selectively booked new commercial business without site work. Site-related revenue represented approximately $2.0 million of the decrease in commercial sales for Q3 2015 compared with Q3 2014. We strongly believe this strategy will improve profit margins and reduce risk in the future.

Total costs and expenses for Q3 2015 decreased substantially to $8.4 million compared with $11.0 million for Q3 2014:

●	Cost of sales decreased to $6.9 million in Q3 2015 from $9.8 million in Q3 2014 due primarily to the reduction in commercial sales and site work described above. Cost of sales for Q3 2015 included approximately $621,000 of charges for customer charge-backs and service costs related to legacy commercial projects that were in process at the time of the KBS acquisition and are in the process of being closed out.

●	Selling, general and administrative (“SG&A”) expenses increased to approximately $1,534,000 in Q3 2015 from approximately $1,142,000 in Q3 2014. SG&A expenses for Q3 2015 included a charge of approximately $421,000 for severance costs related to a restructuring of KBS operations in which we terminated six employees.

Loss from continuing operations for Q3 2015 amounted to approximately ($2.0 million), including the $0.6 million of legacy project costs and the $0.4 million restructuring charge described above, compared with approximately ($0.7 million) in Q3 2014.

Interest expense amounted to approximately $0.3 million for each of the quarters ended September 30, 2015 and 2014.

Net loss for Q3 2015 was approximately ($2.4 million), or ($1.80) per share, compared with approximately ($1.0 million), or ($0.88) per share, in Q3 2014.

Balance Sheet as of September 30, 2015:

●	Cash and cash equivalents amounted to approximately $1.7 million at September 30, 2015 compared with approximately $1.1 million at June 30, 2015 and approximately $2.0 million at December 31, 2014.

●	The principal amount of the Company’s debt decreased further in Q3 2015 to $11.6 million at September 30, 2015 compared with $12.8 million at June 30, 2015 and $15.1 million at December 31, 2014. In addition to scheduled debt payments, we repaid $1.0 million principal amount of our long-term debt owed to Lone Star Value Investors, LP in Q3 2015.

Management Comments:

“Our net sales in the third quarter were lower than anticipated,” said Dan Koch, ATRM’s president and chief executive officer. “Sales of single family homes increased 53% sequentially but were lower than expected as we experienced a slight slowing of demand from our builders late in the quarter. In addition, $1.3 million of modular revenue for a commercial project that had been delayed by our customer in the second quarter remained unshipped at the end of our third quarter, but is now expected to be delivered in Q4. Demand has improved recently and we expect our net sales in the fourth quarter of 2015 will approximate $8 million, representing a substantial improvement from Q3 levels.”

“We have made progress in closing out the commercial projects that were in process at the time of the KBS acquisition last year,” Mr. Koch continued. “These legacy projects included a significant amount of site work that has had a severe adverse impact on our operating results. We are negotiating the final payments with the customers for three such projects and expect they will be closed out in the coming weeks. We now have established standards and improved processes that we believe will help prevent similar issues in the future and we expect that our commercial projects will be significantly more profitable in the future due to these changes. During Q3 2015, we also completed a restructuring of our management at KBS, including the appointment of a new General Manager whose previous experience includes managing three plants in the building materials sector in New England for a large public company. We believe the new KBS management team is well qualified and highly motivated to improve our operating performance going forward.”

Jeff Eberwein, Chairman of ATRM’s board of directors, commented, “We are very pleased to have further strengthened our balance sheet by completing the rights offering and reducing our debt during the third quarter. While the KBS turn-around has taken longer than anticipated, we believe we now have the right team and right strategy in place. We believe the KBS business will continually improve moving forward in terms of both sales and profit margins. We continue to believe KBS is a good business in a growing industry and, with its current factory capacity, KBS is capable of generating approximately $40 million in annualized revenues and achieving operating margins of five to ten percent or more.”

About ATRM Holdings, Inc.

ATRM Holdings, Inc. (OTCQX: ATRM), through its wholly-owned subsidiaries KBS Builders, Inc. and Maine Modular Haulers, Inc., manufactures modular housing units for commercial and residential applications. ATRM is based in St. Paul, Minnesota, with facilities in South Paris and Waterford, Maine. ATRM’s website is www.atrmholdings.com.

Forward-Looking Statements

This press release may contain “forward-looking statements”, as such term is used within the meaning of the Private Securities Litigation Reform Act of 1995. These “forward-looking statements” are not based on historical fact and involve assessments of certain risks, developments, and uncertainties in the Company’s business looking to the future. Such forward-looking statements can be identified by the use of terminology such as “may”, “will”, “should”, “expect”, “anticipate”, “estimate”, “intend”, “continue”, or “believe”, or the negatives or other variations of these terms or comparable terminology. Forward-looking statements may include projections, forecasts, or estimates of future performance and developments. These forward-looking statements are based upon assumptions and assessments that the Company believes to be reasonable as of the date hereof. Whether those assumptions and assessments will be realized will be determined by future factors, developments, and events, which are difficult to predict and may be beyond the Company’s control. Actual results, factors, developments, and events may differ materially from those the Company assumed and assessed. Risks, uncertainties, contingencies, and developments, including those discussed in the Company’s filings with the Securities and Exchange Commission, could cause the Company’s future operating results to differ materially from those set forth in any forward-looking statement. There can be no assurance that any such forward-looking statement, projection, forecast or estimate contained can be realized or that actual returns, results, or business prospects will not differ materially from those set forth in any forward-looking statement. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future results, events or developments.

Contact:	Paul Askegaard
ATRM Holdings, Inc.
(651) 704-1812

ATRM Holdings, Inc.

Consolidated Statements of Operations

(Unaudited)

(in thousands, except share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Net sales	$6,426	$10,310	$20,027	$22,699
Costs and expenses:
Cost of sales	6,912	9,845	20,414	21,431
Selling, general and administrative expenses	1,534	1,142	3,664	4,423
Goodwill impairment charge	-	-	-	3,705
Total costs and expenses	8,446	10,987	24,078	29,559

Loss from continuing operations	(2,020)	(677)	(4,051)	(6,860)
Other income (expense):
Interest expense	(318)	(277)	(1,107)	(493)
Change in fair value of contingent earn-out	(62)	-	(62)	103
Settlement gain	-	-	3,687	-
Loss from continuing operations before income taxes	(2,400)	(954)	(1,533)	(7,250)
Income tax benefit (expense)	(2)	-	(4)	464
Loss from continuing operations	(2,402)	(954)	(1,537)	(6,786)
Income from discontinued operations, net of income taxes	-	-	-	861
Net Loss	$(2,402)	$(954)	$(1,537)	$(5,925)

Income (loss) per share - basic and diluted:
Continuing operations	$(1.80)	$(0.88)	$(1.24)	$(6.29)
Discontinued operations	-	-	-	0.80
Net loss	$(1.80)	$(0.88)	$(1.24)	$(5.49)

Weighted average common shares outstanding - basic and diluted	1,331	1,079	1,235	1,079

ATRM Holdings, Inc.

Consolidated Balance Sheets

(Unaudited)

(In Thousands)

	September 30, 2015	December 31, 2014
	(Unaudited)
Assets:
Current assets:
Cash and cash equivalents	$1,743	$1,996
Accounts receivable, net	3,727	2,804
Costs and estimated profit in excess of billings	987	1,791
Inventories	1,781	1,936
Fair value of contingent earn-out, current	508	1,200
Other current assets	186	117
Total current assets	8,932	9,844

Property and equipment, net	4,545	4,740

Fair value of contingent earn-out, noncurrent	642	1,100
Goodwill	1,733	1,733
Intangible assets, net	1,406	1,688

Total assets	$17,258	$19,105

Liabilities and shareholders’ deficit:
Current liabilities:
Notes payable	$-	$5,500
Current portion of long-term debt	1,091	45
Trade accounts payable	4,697	5,129
Billings in excess of costs and estimated profit	709	288
Accrued compensation	269	84
Other current liabilities	2,422	2,492
Total current liabilities	9,188	13,538

Long-term debt, less current portion	10,531	9,542
Deferred income taxes	11	-

Shareholders’ deficit	(2,472)	(3,975)

Total liabilities and shareholders’ deficit	$17,258	$19,105